CONTACT: Barry Susson                            Tom Ryan or
-------- Chief Financial Officer                 Don Duffy
         (215) 676-6000                          (203) 222-9013
                                       OR
OF:      Deb Shops, Inc.                         Integrated Corporate Relations
---      9401 Blue Grass Road                    24 Post Road East
         Philadelphia, PA  19114                 Westport, CT  06880


--------------------------------------------------------------------------------

             DEB SHOPS REPORTS SECOND QUARTER AND SIX-MONTH RESULTS

                 UPDATES FULL-YEAR SALES AND EARNINGS ESTIMATES

            -- SECOND QUARTER DILUTED EARNINGS PER SHARE INCREASE TO
                         $0.34 VERSUS $0.20 LAST YEAR--
               -- SIX-MONTH DILUTED EARNINGS PER SHARE INCREASE TO
                         $0.40 VERSUS $0.22 LAST YEAR--

Philadelphia, PA - August 26, 2004 - Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the second quarter and six months ended July 31, 2004.

For the second quarter of fiscal 2005, net sales were $72.8 million compared to $73.0 million in the second quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $25.4 million resulting in a gross margin of 34.8% for the period versus gross profit of $22.7 million and a 31.2% gross margin in the second quarter of fiscal 2004. The increase in gross profit was due primarily to a reduction in markdowns as a percentage of sales compared to the prior year period. Second quarter net income increased to $4.6 million compared to $2.7 million in the prior year, while diluted earnings per share increased to $0.34 compared to $0.20 a year ago. The increase in net income and net income per diluted share was due primarily to the aforementioned increase in gross profit as well as a reduction in selling and administrative expenses.

As of July 31, 2004, the Company had $168.2 million in cash, shareholders' equity of $181.6 million, and no debt.

Marvin Rounick, President and CEO of Deb Shops stated, "We are pleased with our second quarter earnings performance particularly as our results once again exceeded expectations. We continued to benefit from our tight inventory management and cost control which allowed us to translate approximately flat sales growth during the quarter into a 70% increase in earnings per share. As we head into the back half of fiscal 2005 we are continuing to focus on executing our strategy and building on our positive earnings momentum."

Net sales for the first six months of fiscal 2005 increased 1.9% to $145.9 million from $143.2 million for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, was $44.5 million resulting in a gross margin of 30.5% for the first six months of fiscal 2005 versus gross profit of $40.5 million and a 28.3% gross margin in the comparable prior year period. Net income was $5.5 million, or $0.40 per diluted share, versus $3.0 million, or $0.22 per diluted share, in the first half of fiscal 2004. The increase in gross profit, net income and net income per diluted share was due primarily to a reduction in markdowns as a percentage of sales compared to the prior year period.

During the second quarter of fiscal 2005, Deb Shops opened one new store, remodeled one existing location, and closed three stores.

Barry Susson, CFO of Deb Shops added, "Year-to-date, we have achieved meaningful gains throughout our business highlighted by significant improvements in gross margin, operating margin, and net income. During that time period we also declared $0.65 per share in cash dividends, while maintaining what we believe to be one of the strongest balance sheets in the industry. We continue to believe that we are well-positioned to continue to deliver improved financial performance for the remainder of the year."

Based on current information, Deb Shops expects fiscal 2005 sales to be in the range of $300 million to $310 million, versus prior guidance of $310 million to $320 million. This is based on a projected low-single digit comparable store sales increase for the second half of the year and net new store growth of between four and six stores. Consistent with prior guidance, fiscal 2005 diluted earnings per share are expected to range from $1.20 to $1.30.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company currently operates 327 specialty apparel stores in 41 states under the DEB and Tops 'n Bottoms names.

The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


                               (tables to follow)

Income Statement Highlights (Unaudited)

                                           Six Months Ended             Three Months Ended
                                           ----------------             ------------------
                                               July 31,                      July 31,
                                               --------                      --------
                                         2004            2003            2004        2003
                                         ----            ----            ----        ----
Net sales                            $145,911,083    $143,180,223    $72,830,500  $73,018,632

Costs and expenses
Cost of sales, including
     buying and occupancy costs       101,434,947     102,663,901     47,463,674   50,269,898
Selling and administrative             34,604,528      34,458,894     17,470,560   17,779,797
Depreciation and amortization           1,949,339       2,081,777        962,399    1,043,118
                                     --------------------------------------------------------
                                      137,988,814     139,204,572     65,896,633   69,092,813

Operating income                        7,922,269       3,975,651      6,933,867    3,925,819
Other income, principally interest        831,917         810,953        442,917      409,811
                                     --------------------------------------------------------

Income before income taxes              8,754,186       4,786,604      7,376,784    4,335,630
Income tax provision                    3,239,000       1,801,000      2,737,000    1,630,000
                                     --------------------------------------------------------

Net income                           $  5,515,186    $  2,985,604    $ 4,639,784  $ 2,705,630
                                     ========================================================

Net income per common share
             Basic                   $   0.40        $   0.22        $   0.34     $    0.20
                                     ========================================================
             Diluted                 $   0.40        $   0.22        $   0.34     $    0.20
                                     ========================================================

Weighted average number of
     common shares outstanding
             Basic                     13,705,255      13,684,900     13,723,122   13,684,900
                                     ========================================================
             Diluted                   13,710,813      13,684,900     13,723,122   13,684,900
                                     ========================================================

EBITDA(1)                            $  9,871,608    $  6,057,428    $ 7,896,266  $ 4,968,937
                                     ========================================================

Balance Sheet Highlights (Unaudited)

                                                July 31, 2004         July 31, 2003
                                                -------------         -------------
    Cash and cash equivalents                   $168,236,898          $152,907,331
    Merchandise inventories                     $ 32,401,876          $ 35,358,172
    Total current assets                        $205,285,428          $193,623,774
    Property, plant and equipment, net          $ 16,357,797          $ 18,886,540
    Total assets                                $228,338,294          $219,364,810
    Total current liabilities                   $ 46,689,047          $ 42,132,605
    Total liabilities                           $ 46,689,047          $ 42,132,605
    Shareholders' equity                        $181,649,247          $177,232,205



(1)EBITDA Reconciliation (Unaudited)

                                       Six Months Ended               Three Months Ended
                                       ----------------               ------------------
                                           July 31,                       July 31,
                                           --------                       --------
                                      2004           2003            2004            2003
                                      ----           ----            ----            ----
Net income                         $5,515,186     $2,985,604      $4,639,784      $2,705,630
Income tax provision                3,239,000      1,801,000       2,737,000       1,630,000
Depreciation and amortization       1,949,339      2,081,777         962,399       1,043,118
Other income, principally
  interest                           (831,917)     ( 810,953)       (442,917)       (409,811)
                                   ---------------------------------------------------------
EBITDA                             $9,871,608     $6,057,428      $7,896,266      $4,968,937
                                   =========================================================

(1) EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.